Exhibit 99.1

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

Clear Channel Communications’ Merger

On July 30, 2008, Clear Channel Communications, Inc. (“Clear Channel Communications”), our parent company, completed its merger with a subsidiary of CC Media Holdings, Inc. (“CC Media Holdings”), a company formed by a group of private equity funds sponsored by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. (together, the “Sponsors”).  Clear Channel Communications is now owned indirectly by CC Media Holdings.  The merger was accounted for as a purchase business combination in conformity with Statement of Financial Accounting Standards No. 141, Business Combinations, and Emerging Issues Task Force Issue 88-16, Basis in Leveraged Buyout Transactions.  ASC 805-50-S99-1 requires the application of push down accounting in situations where the ownership of an entity has changed.  As a result, the post-merger financial statements reflect a new basis of accounting.  A portion of the consideration paid was allocated to the assets and liabilities acquired at their respective fair values at July 30, 2008.  The remaining portion was recorded at the continuing shareholders basis, due to the fact that certain shares of Clear Channel Communications were exchanged for shares of CC Media Holdings’ Class A common stock.  Excess consideration after this allocation was recorded as goodwill.

Format of Presentation

Management’s discussion and analysis of our results of operations and financial condition (“MD&A”) should be read in conjunction with the consolidated financial statements and related footnotes.  Our discussion is presented on both a consolidated and segment basis.  Our reportable operating segments are Americas outdoor advertising (“Americas”) and International outdoor advertising (“International”).  Our Americas segment primarily includes operations in the United States and Canada and our International segment primarily includes operations in Europe, Asia, Australia and Latin America.  Our Americas and International segments provide outdoor advertising services in their respective geographic regions using various digital and traditional display types.

We manage our operating segments primarily focusing on their operating income, while Corporate expenses, Impairment charges, Other operating income (expense) - net, Interest expense, Loss on marketable securities, Equity in earnings (loss) of nonconsolidated affiliates, Other income (expense) – net and Income tax benefit (expense) are managed on a total company basis and are, therefore, included only in our discussion of consolidated results.

Certain prior period amounts have been reclassified to conform to the 2011 presentation.

Recent Developments

Effective during the first quarter of 2012, and in connection with the appointment of our new chief executive officer, we reevaluated our segment reporting and determined that our Latin American operations were more appropriately aligned with the operations of our International segment. As a result, the operations of Latin America are no longer reflected within our Americas segment and are currently included in the results of our International segment. These changes have been reflected in our segment reporting beginning in the first quarter of 2012.   Our historical segment reporting for the years ending December 31, 2011, 2010 and 2009 has been recast to reflect the new structure.  The segment discussions included in this MD&A have also been revised to reflect the new organizational structure that became effective during the first quarter of 2012.

Description of Our Business

Our revenue is derived from selling advertising space on the displays we own or operate in key markets worldwide, consisting primarily of billboards, street furniture and transit displays.  Part of our long-term strategy is to pursue the technology of digital displays, including flat screens, LCDs and LEDs, as alternatives to traditional methods of displaying our clients’ advertisements. We are currently installing these technologies in certain markets, both domestically and internationally.

We own the majority of our advertising displays, which typically are located on sites that we either lease or own or for which we have acquired permanent easements.  Our advertising contracts with clients typically outline the number of displays reserved, the duration of the advertising campaign and the unit price per display.

Management typically monitors our business by reviewing the average rates, average revenue per display, or yield, occupancy, and inventory levels of each of our display types by market.

The significant expenses associated with our operations include (i) direct production, maintenance and installation expenses, (ii) site lease expenses for land under our displays and (iii) revenue-sharing or minimum guaranteed amounts payable under our billboard, street furniture and transit display contracts.  Our direct production, maintenance and installation expenses include costs for printing, transporting and changing the advertising copy on our displays, the related labor costs, the vinyl and paper costs, electricity costs and the costs for cleaning and maintaining our displays.  Vinyl and paper costs vary according to the complexity of the advertising copy and the quantity of displays.  Our site lease expenses include lease payments for use of the land under our displays, as well as any revenue-sharing arrangements or minimum guaranteed amounts payable that we may have with the landlords.  The terms of our site leases and revenue-sharing or minimum guaranteed contracts generally range from one to 20 years.

Americas

Our advertising rates are based on a number of different factors including location, competition, size of display, illumination, market and gross ratings points.  Gross ratings points are the total number of impressions delivered by a display or group of displays, expressed as a percentage of a market population.  The number of impressions delivered by a display is measured by the number of people passing the site during a defined period of time.  For all of our billboards in the United States, we use independent, third-party auditing companies to verify the number of impressions delivered by a display.

Client contract terms typically range from four weeks to one year for the majority of our display inventory in the United States.  Generally, we own the street furniture structures and are responsible for their construction and maintenance.  Contracts for the right to place our street furniture and transit displays and sell advertising space on them are awarded by municipal and transit authorities in competitive bidding processes governed by local law or are negotiated with private transit operators.  Generally, these contracts have terms ranging from 10 to 20 years.

International

Similar to our Americas business, advertising rates generally are based on the gross ratings points of a display or group of displays. The number of impressions delivered by a display, in some countries, is weighted to account for such factors as illumination, proximity to other displays and the speed and viewing angle of approaching traffic.  In addition, because our International operations are conducted in foreign markets, primarily Europe, Asia, Australia and Latin America, management reviews the operating results from our foreign operations on a constant dollar basis.  A constant dollar basis allows for comparison of operations independent of foreign exchange movements.

Our International display inventory is typically sold to clients through network packages, with client contract terms typically ranging from one to two weeks with terms of up to one year available as well.  Internationally, contracts with municipal and transit authorities for the right to place our street furniture and transit displays typically provide for terms ranging from three to 15 years. The major difference between our International and Americas street furniture businesses is in the nature of the municipal contracts.  In our International business, these contracts typically require us to provide the municipality with a broader range of metropolitan amenities in exchange for which we are authorized to sell advertising space on certain sections of the structures we erect in the public domain.  A different regulatory environment for billboards and competitive bidding for street furniture and transit display contracts, which constitute a larger portion of our business internationally, may result in higher site lease costs in our International business.  As a result, our margins are typically lower in our International business than in the Americas.

Macroeconomic Indicators

Our advertising revenue for our Americas and International segments is highly correlated to changes in gross domestic product (“GDP”) as advertising spending has historically trended in line with GDP. According to the U.S. Department of Commerce, estimated U.S. GDP growth for 2011 was 1.7%. Internationally, our results are impacted by fluctuations in foreign currency exchange rates as well as the economic conditions in the foreign markets in which we have operations.

Executive Summary

The key highlights of our business for the year ended December 31, 2011 are summarized below:

•	Consolidated revenue increased $205.9 million during 2011 compared to 2010.
•
Americas revenue increased $35.8 million during 2011compared to 2010, driven by revenue growth across our bulletin and airport displays, particularly digital displays. During 2011, we deployed 242 digital billboards in the United States, compared to 158 for 2010. We continue to see opportunities to invest in digital displays and expect our digital display deployments will continue throughout 2012.

•
International revenue increased $170.1 million during 2011 compared to 2010, primarily as a result of increased street furniture revenues and the effects of movements in foreign exchange. The weakening of the U.S. Dollar throughout 2011 has significantly contributed to revenue growth in our International business. The revenue increase attributable to movements in foreign exchange was $84.5 million for 2011.

The key highlights of our business for the year ended December 31, 2010 are summarized below:

•	Consolidated revenue increased $100.0 million during 2010 compared to 2009, primarily as a result of improved economic conditions.
•	Americas revenue increased $40.1 million during 2010 compared to 2009, driven by revenue growth across our advertising inventory, particularly digital.
•
International revenue increased $59.9 million during 2010 compared to 2009, primarily as a result of increased revenue from street furniture across most countries, partially offset by a decrease from movements in foreign exchange of $5.7 million.

•	During 2010, we received $51.0 million in Federal income tax refunds.
•
On October 15, 2010, we transferred our interest in our Branded Cities operations to our joint venture partner, The Ellman Companies.  We recorded a loss of $25.3 million in “Other operating income (expense) – net” related to the transfer.

Relationship with Clear Channel Communications

There are several agreements which govern our relationship with Clear Channel Communications including the Master Agreement, Corporate Services Agreement, Employee Matters Agreement and Tax Matters Agreement.  Clear Channel Communications has the right to terminate these agreements in various circumstances.  As of the date of the filing of the Annual Report on Form 10-K for the year ended December 31, 2011 (the “2011 Form 10-K”), no notice of termination of any of these agreements has been received from Clear Channel Communications.  Our agreements with Clear Channel Communications continue under the same terms and conditions subsequent to Clear Channel Communications’ merger.

In accordance with the Master Agreement, our branch managers follow a corporate policy allowing Clear Channel Communications to use, without charge, Americas’ displays they believe would otherwise be unsold.  Our sales personnel receive partial revenue credit for that usage for compensation purposes.  This partial revenue credit is not included in our reported revenue.  Clear Channel Communications bears the cost of producing the advertising and we bear the costs of installing and removing this advertising.  In 2011, we estimated this discounted revenue would have been less than 1% of our Americas revenue.

Under the Corporate Services Agreement, Clear Channel Communications provides management services to us.  These services are charged to us based on actual direct costs incurred or allocated by Clear Channel Communications based on headcount, revenue or other factors on a pro rata basis.  For the years ended December 31, 2011, 2010 and 2009, we recorded approximately $26.4 million, $38.1 million and $28.5 million, respectively, as a component of corporate expenses for these services.

On August 9, 2010, Clear Channel Communications announced that its board of directors approved a stock purchase program under which Clear Channel Communications or its subsidiaries may purchase up to an aggregate of $100 million of our Class A common stock and/or the Class A common stock of CC Media Holdings.  No shares of the Class A common stock of CC Media Holdings were purchased under the stock purchase program during the year ended December 31, 2011. However, during the year ended December 31, 2011, a subsidiary of Clear Channel Communications purchased $16.4 million of our Class A common stock (1,553,971 shares) through open market purchases, leaving an aggregate of $83.6 million available under the stock purchase program to purchase the Class A common stock of CC Media Holdings and/or our Class A common stock. The stock purchase program does not have a fixed expiration date and may be modified, suspended or terminated at any time at Clear Channel Communications’ discretion.

RESULTS OF OPERATIONS

Consolidated Results of Operations

The comparison of our historical results of operations for the year ended December 31, 2011 to the year ended December 31, 2010 is as follows:

(In thousands)	Years Ended December 31,		%
	2011	2010	Change
Revenue	$3,003,874	$2,797,994	7%
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	1,638,801	1,559,972	5%
Selling, general and administrative expenses (excludes depreciation and amortization)	540,872	494,656	9%
Corporate expenses (excludes depreciation and amortization)	90,205	107,596	(16%)
Depreciation and amortization	432,035	413,588	5%
Impairment charges	7,614	11,493
Other operating income (expense) – net	8,591	(23,753)
Operating income	302,938	186,936
Interest expense	242,435	239,453
Interest income on Due From Clear Channel Communications	45,459	19,460
Loss on marketable securities	(4,827)	(6,490)
Equity in earnings (loss) of nonconsolidated affiliates	6,029	(9,936)
Other expense – net	(649)	(5,335)
Income (loss) before income taxes	106,515	(54,818)
Income tax expense	(43,296)	(21,599)
Consolidated net income (loss)	63,219	(76,417)
Less amount attributable to noncontrolling interest	20,273	11,106
Net income (loss) attributable to the Company	$42,946	$(87,523)

Consolidated Revenue

Our consolidated revenue increased $205.9 million during 2011 compared to 2010.  Americas revenue increased $35.8 million, driven by increases in revenue across bulletin and airport displays, particularly digital displays, as a result of our continued deployment of new digital displays and increased rates. Our International revenue increased $170.1 million, primarily from increased street furniture revenue across our markets and an $84.5 million increase from the impact of movements in foreign exchange.

Consolidated Direct Operating Expenses

Direct operating expenses increased $78.8 million during 2011 compared to 2010.  Americas direct operating expenses increased $11.4 million, primarily due to increased site lease expense associated with higher airport and bulletin revenue, particularly digital displays, and the increased deployment of digital displays. Direct operating expenses in our International segment increased $67.4 million, primarily from a $52.9 million increase from movements in foreign exchange.

Consolidated Selling, General and Administrative (“SG&A”) Expenses

SG&A expenses increased $46.2 million during 2011 compared to 2010. SG&A expenses remained flat in our Americas segment, primarily as a result of increased commission expense associated with the increase in revenue being offset by declines in legal expense related the $6.3 million unfavorable impact of litigation recorded during 2010. Our International SG&A expenses increased $45.1 million primarily due to a $16.6 million increase from movements in foreign exchange, a $6.5 million increase related to the unfavorable impact of litigation and increased selling and marketing expenses associated with the increase in revenue.

Corporate Expenses

    Corporate expenses decreased by $17.4 million during 2011 compared to 2010, primarily due to a decrease in bonus expense related to our variable compensation plans and general corporate infrastructure support services being offset by an increase in divisional corporate expenses.

Depreciation and Amortization

    Depreciation and amortization increased $18.4 million during 2011 compared to 2010, primarily due to increases in accelerated depreciation and amortization related to the removal of various structures, including the removal of traditional billboards in connection with the continued deployment of digital billboards. In addition, movements in foreign exchange contributed an increase of $7.6 million during 2011.

Impairment Charges

    We performed our annual impairment test on October 1, 2011 on our goodwill, billboard permits and other intangible assets and recorded impairment charges of $7.6 million.  We also performed our annual impairment test on October 1, 2010 and recorded impairment charges of $11.5 million.  Please see Note 2 to the consolidated financial statements included in Exhibit 99.2 to this Current Report on Form 8-K for a further description of the impairment charges.

Other Operating Income (Expense) – Net

    Other operating income of $8.6 million in 2011 primarily related to proceeds received from condemnations of bulletins.

    Other operating expense of $23.8 million for 2010 primarily related to a $25.3 million loss recorded as a result of the transfer of our interest in our Branded Cities business.

Interest Income on Due From Clear Channel Communications

    Interest income increased $26.0 million during 2011 compared to 2010 due to the increase in the Due from Clear Channel Communications during 2011.  In connection with the issuance of the Clear Channel Worldwide Holdings Notes (“CCWH Notes”) in 2009 described elsewhere in this MD&A, we and Clear Channel Communications modified the terms of the revolving promissory notes (recorded as Due from/to Clear Channel Communications account on the consolidated balance sheets) to change the interest rate on each revolving promissory note to equal the interest rate on the CCWH Notes, which bear interest at a fixed rate of 9.25% per annum.

Loss on Marketable Securities

    The loss on marketable securities of $4.8 million and $6.5 million during 2011 and 2010, respectively, primarily related to the impairment of Independent News & Media PLC (“INM”).  The fair value of INM was below cost for an extended period of time.  As a result, we considered the guidance in ASC 320-10-S99 and reviewed the length of the time and the extent to which the market value was less than cost, the financial condition and the near-term prospects of the issuer.  After this assessment, we concluded that the impairment at each date was other than temporary and recorded non-cash impairment charges to our investment in INM, as noted above.

Equity in Earnings (Loss) of Nonconsolidated Affiliates

    Equity in loss of nonconsolidated affiliates of $9.9 million for 2010 included an $8.3 million impairment related to an equity investment in our International segment.

Other Expense – Net

    Other expense recorded for 2011 and 2010 primarily related to foreign exchange transaction gains/losses on short-term intercompany accounts.

Income Tax Expense

    Our operations are included in a consolidated income tax return filed by Clear Channel Communications for pre-merger periods and CC Media Holdings for post-merger periods.  However, for our financial statements, our provision for income taxes was computed as if we file separate consolidated Federal income tax returns with our subsidiaries.

Our effective tax rate for 2011 was 40.6%, primarily impacted by the Company’s inability to benefit losses in certain foreign jurisdictions as well as additional tax expense recorded for interest on uncertain tax positions.  The effects of the items mentioned above were partially offset by a reduction in tax expense recorded during 2011 related to the settlement of U.S. Federal and state tax examinations during the year.

Our effective tax rate for 2010 was (39.4%), primarily impacted by the Company’s inability to benefit from tax losses in certain foreign jurisdictions due to the uncertainty of the ability to utilize those losses in future years.  In addition, we recorded a valuation allowance of $13.6 million in 2010 against deferred tax assets related to capital allowances in foreign jurisdictions due to the uncertainty of the ability to realize those assets in future periods.

Americas Results of Operations

Our Americas operating results were as follows:

(In thousands)	Years Ended December 31,		%
	2011	2010	Change
Revenue	$1,252,725	$1,216,930	3%
Direct operating expenses	571,779	560,378	2%
SG&A expenses	201,124	199,990	1%
Depreciation and amortization	211,056	198,896	6%
Operating income	$268,766	$257,666	4%

Our Americas revenue increased $35.8 million during 2011 compared to 2010, driven primarily by revenue increases from bulletin and airport displays, and particularly digital displays. Bulletin revenues increased primarily due to digital growth driven by the increased number of digital displays, in addition to increased rates. Airport revenues increased primarily on higher average rates.

Direct operating expenses increased $11.4 million, primarily due to increased site lease expense associated with higher airport and bulletin revenue, particularly digital displays, and the increased deployment of digital displays. SG&A expenses remained flat, primarily as a result of increased commission expense associated with the increase in revenue being offset by a decrease in legal expenses related to the $6.3 million unfavorable impact of litigation recorded during 2010.

Depreciation and amortization increased $12.2 million, primarily due to increases in accelerated depreciation and amortization related to the removal of various structures, including the removal of traditional billboards in connection with the continued deployment of digital billboards.

International Results of Operations

Our International operating results were as follows:

(In thousands)	Years Ended December 31,		%
	2011	2010	Change
Revenue	$1,751,149	$1,581,064	11%
Direct operating expenses	1,067,022	999,594	7%
SG&A expenses	339,748	294,666	15%
Depreciation and amortization	219,908	214,692	2%
Operating income	$124,471	$72,112	73%

International revenue increased $170.1 million during 2011 compared to 2010, primarily as a result of increased street furniture revenue across most of our markets. Improved yields and additional displays contributed to the revenue increase in China, and improved yields in combination with a new contract drove the revenue increase in Sweden. The increases from street furniture were partially offset by declines in billboard revenue across several of our markets, primarily Italy and the U.K. Foreign exchange movements resulted in an $84.5 million increase in revenue.

Direct operating expenses increased $67.4 million, attributable to a $52.9 million increase from movements in foreign exchange. In addition, increased site lease expense of $15.7 million associated with the increase in revenue was partially offset by an $8.8 million decline in restructuring expenses. SG&A expenses increased $45.1 million primarily due to a $16.6 million increase from movements in foreign exchange, a $6.5 million increase related to the unfavorable impact of litigation and higher selling expenses associated with the increase in revenue.

Consolidated Results of Operations

The comparison of our historical results of operations for the year ended December 31, 2010 to the year ended December 31, 2009 is as follows:

(In thousands)	Years Ended December 31,		%
	2010	2009	Change
Revenue	$2,797,994	$2,698,024	4%
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	1,559,972	1,625,083	(4%)
Selling, general and administrative expenses (excludes depreciation and amortization)	494,656	484,404	2%
Corporate expenses (excludes depreciation and amortization)	107,596	65,247	65%
Depreciation and amortization	413,588	439,647	(6%)
Impairment charges	11,493	890,737
Other operating expense – net	(23,753)	(8,231)
Operating income (loss)	186,936	(815,325)
Interest expense	239,453	154,919
Interest income on Due From Clear Channel Communications	19,460	724
Loss on marketable securities	(6,490)	(11,315)
Equity in loss of nonconsolidated affiliates	(9,936)	(31,442)
Other expense – net	(5,335)	(9,368)
Loss before income taxes	(54,818)	(1,021,645)
Income tax benefit (expense)	(21,599)	149,110
Consolidated net loss	(76,417)	(872,535)
Less amount attributable to noncontrolling interest	11,106	(4,346)
Net loss attributable to the Company	$(87,523)	$(868,189)

Consolidated Revenue

Consolidated revenue increased $100.0 million during 2010 compared to 2009.  Americas revenue increased $40.1 million, driven by revenue increases across most of our advertising inventory, particularly digital.  Our International revenue increased $59.9 million, primarily due to revenue growth from street furniture across most countries, partially offset by a $5.7 million decrease from the effects of movements in foreign exchange.

Consolidated Direct Operating Expenses

Direct operating expenses decreased $65.1 million during 2010 compared to 2009.  Americas direct operating expenses decreased $25.1 million, primarily as a result of the disposition of our taxi advertising business (as described in the “Disposition of Taxi Business” section within this MD&A), partially offset by an increase in site lease expenses associated with the increase in revenue.  Direct operating expenses in our International segment decreased $40.1 million, primarily as a result of a $20.4 million decline in expenses incurred in connection with our restructuring program in addition to decreased site lease expenses associated with cost savings from our restructuring program, and included a $6.3 million decrease from movements in foreign exchange.

Consolidated SG&A Expenses

Our SG&A expenses increased $10.3 million during 2010 compared to 2009.  SG&A expenses increased $15.0 million in our Americas segment, primarily as a result of increased selling and marketing costs associated with the increase in revenue in addition to the unfavorable impact of litigation.  Our International SG&A expenses decreased $4.8 million, primarily as a result of a decrease in business tax related to a change in French tax law, and included a $0.9 million decrease from movements in foreign exchange.

Corporate Expenses

Corporate expenses increased $42.3 million during 2010 compared to 2009, primarily due to increases in bonus expense from improved operating performance and increases related to headcount from centralization efforts and the expansion of corporate capabilities.

Depreciation and Amortization

Depreciation and amortization decreased $26.1 million during 2010 compared to 2009, primarily as a result of assets in our International segment that became fully amortized during 2009.

Impairment Charges

We performed our annual impairment test on October 1, 2010 on our goodwill, billboard permits and other intangible assets and recorded impairment charges of $11.5 million.  We also performed impairment tests in 2009 on our goodwill, billboard permits and other intangible assets and recorded impairment charges of $890.7 million.  Please see the notes to the consolidated financial statements included in Exhibit 99.2 to this Current Report on Form 8-K for a further description of the impairment charges.

A rollforward of our goodwill balance from December 31, 2008 through December 31, 2009 by reporting unit is as follows:

(In thousands)	Balances as of December 31, 2008	Acquisitions	Dispositions		Foreign Currency		Impairment	Adjustments	Balances as of December 31, 2009

United States Outdoor Markets	$824,730	$2,250	$	―	$	―	$(324,892)	$69,844	$571,932
Switzerland	56,885	―		―		1,276	(7,827)	―	50,334
Ireland	14,285	―		―		223	(12,591)	―	1,917
Baltics	10,629	―		―		―	(10,629)	―	—
Mexico	8,729	―		―		7,440	(10,085)	(442)	5,642
Chile	3,964	―		―		4,417	(8,381)	―	—
Peru	45,284	―		―		―	(37,609)	―	7,675
Brazil	4,971	―		―		4,436	(9,407)	―	―
All Others – International	205,744	110		―		15,913	(42,717)	45,042	224,092
Americas – Canada	4,920	―		―		―	―	(4,920)	―
	$1,180,141	$2,360		$—		$33,705	$(464,138)	$109,524	$861,592

Other Operating Expense – Net

Other operating expense of $23.8 million for 2010 primarily related to a $25.3 million loss recorded as a result of the transfer of our interest in our Branded Cities business.

Other operating expense for 2009 was $8.2 million and primarily related to a loss of $20.9 million on the sale of our taxi advertising business.  The loss was partially offset by a $10.1 million gain on the sale of Americas and International assets.

Interest Expense

Interest expense increased $84.5 million during 2010 compared to 2009.  The increase was primarily attributable to the issuance by our subsidiary, Clear Channel Worldwide Holdings, Inc. (“CCWH”), of $2.5 billion aggregate principal amount of senior notes in December 2009 (the “CCWH Notes”), which bear interest at a fixed rate of 9.25% per annum.  The senior notes were issued at a higher interest rate than the $2.5 billion note to Clear Channel Communications, which was prepaid and retired in December 2009.

Interest Income on Due From Clear Channel Communications

Interest income increased $18.7 million during 2010 compared to 2009.  In connection with the issuance of the CCWH Notes described elsewhere in this MD&A, we and Clear Channel Communications modified the terms of the revolving promissory notes (recorded as Due from/to Clear Channel Communications account on the consolidated balance sheets) to change the interest rate on each revolving promissory note to equal the interest rate on the CCWH Notes, which bear interest at a fixed rate of 9.25% per annum.  Prior to the amendment of the revolving promissory notes in December 2009, interest on the revolving promissory note owed by Clear Channel Communications accrued on the daily net positive cash position based upon the average one-month generic treasury bill rate.

Loss on Marketable Securities

The loss on marketable securities of $6.5 million and $11.3 million for 2010 and 2009, respectively, primarily related to the impairment of INM.  The fair value of INM was below cost for an extended period of time.  As a result, we considered the guidance in ASC 320-10-S99 and reviewed the length of the time and the extent to which the market was less than cost and the financial condition and near-term prospects of the issuer.  After this assessment, we concluded that the impairment at each date was other than temporary and recorded non-cash impairment charges to our investment in INM, as noted above.

Equity in Loss of Nonconsolidated Affiliates

Equity in loss of nonconsolidated affiliates in 2010 included an $8.3 million impairment related to an equity investment in our International segment.  Equity in loss of nonconsolidated affiliates of $31.4 million for 2009 primarily related to a $22.9 million impairment of equity investments in our International segment.

Other Expense – Net

Other expense recorded for 2010 and 2009 primarily related to foreign exchange transaction gains/losses on short-term intercompany accounts.

Income Tax Benefit (Expense)

Our effective tax rate for 2010 was (39.4%), primarily impacted by the Company’s inability to benefit from tax losses in certain foreign jurisdictions due to the uncertainty of the ability to utilize those losses in future years.  In addition, we recorded a valuation allowance of $13.6 million in 2010 against deferred tax assets related to capital allowances in foreign jurisdictions due to the uncertainty of the ability to realize those assets in future periods.

Our effective tax rate for 2009 was 14.6% primarily due to the goodwill impairment charge, which is not deductible for tax purposes, along with our inability to benefit from tax losses in certain foreign jurisdictions as discussed above.

Americas Results of Operations

Disposition of Taxi Business

On December 31, 2009, our subsidiary, Clear Channel Outdoor, Inc. (“CCOI”), disposed of Clear Channel Taxi Media, LLC (“Taxis”), our taxi advertising business.  For the year ended December 31, 2009, Taxis contributed $41.5 million in revenue, $39.8 million in direct operating expenses and $10.5 million in SG&A expenses.

Our Americas operating results were as follows:

(In thousands)	Years Ended December 31,		%
	2010	2009	Change
Revenue	$1,216,930	$1,176,826	3%
Direct operating expenses	560,378	585,435	(4%)
SG&A expenses	199,990	184,946	8%
Depreciation and amortization	198,896	199,888	(0%)
Operating income	$257,666	$206,557	25%

Our Americas revenue increased $40.1 million during 2010 compared to 2009 as a result of revenue growth across most of our advertising inventory, particularly digital.  The increase was driven by increases in both occupancy and rate.  Partially offsetting the revenue increase was the decrease in revenue related to the sale of Taxis.

Our Americas direct operating expenses decreased $25.1 million during 2010 compared to 2009.  The decline in direct operating expenses was due to the disposition of Taxis, partially offset by a $17.7 million increase in site-lease expenses associated with the increase in revenue.  SG&A expenses increased $15.0 million as a result of a $6.3 million increase primarily related to the unfavorable impact of litigation, a $4.8 million increase in consulting costs and a $5.7 million increase primarily due to bonus and commission expenses associated with the increase in revenue, partially offset by the disposition of Taxis.

International Results of Operations

Our International operating results were as follows:

(In thousands)	Years Ended December 31,		%
	2010	2009	Change
Revenue	$1,581,064	$1,521,198	4%
Direct operating expenses	999,594	1,039,648	(4%)
SG&A expenses	294,666	299,458	(2%)
Depreciation and amortization	214,692	239,759	(10%)
Operating income (loss)	$72,112	$(57,667)	225%

Our International revenue increased $59.9 million during 2010 compared to 2009, primarily as a result of revenue growth from street furniture across most countries, partially offset by the exit from the businesses in Greece and India.  Foreign exchange movements negatively impacted revenue by $5.7 million.

Direct operating expenses in our International segment decreased $40.1 million during 2010 compared to 2009, primarily as a result of a $20.4 million decrease in expenses incurred in connection with our restructuring program and a $14.2 million decline in site-lease expenses associated with cost savings from our restructuring program.  Also contributing to the decreased expenses was the exit from the businesses in Greece and India and a $6.3 million decrease from movements in foreign exchange.  SG&A expenses decreased $4.8 million during 2010 compared to 2009, primarily as a result of a $5.4 million decrease in business tax related to a change in French tax law and a $0.9 million decrease from movements in foreign exchange.

Depreciation and amortization decreased $25.1 million during 2010 compared to 2009 primarily as a result of assets that became fully amortized during 2009.

Reconciliation of Segment Operating Income (Loss) to Consolidated Operating Income (Loss)

(In thousands)	Years Ended December 31,
	2011	2010	2009
Americas	$268,766	$257,666	$206,557
International	124,471	72,112	(57,667)
Impairment charges	(7,614)	(11,493)	(890,737)
Corporate (1)	(91,276)	(107,596)	(65,247)
Other operating income (expense) – net	8,591	(23,753)	(8,231)
Consolidated operating income (loss)	$302,938	$186,936	$(815,325)

(1)	Corporate expenses include expenses related to our Americas and International operating segments.

Share-Based Compensation Expense

As of December 31, 2011, there was $18.6 million of unrecognized compensation cost, net of estimated forfeitures, related to unvested share-based compensation arrangements that will vest based on service conditions.  This cost is expected to be recognized over a weighted average period of approximately three years.

The following table indicates non-cash compensation costs related to share-based payments for the years ended December 31, 2011, 2010 and 2009, respectively:

(In thousands)	Years Ended December 31,
	2011	2010	2009
Americas	$7,601	$9,207	$7,977
International	3,165	2,746	2,412
Corporate	147	384	1,715
Total share-based compensation expense	$10,913	$12,337	$12,104

LIQUIDITY AND CAPITAL RESOURCES

    The following discussion highlights cash flow activities during the years ended December 31, 2011, 2010 and 2009.

Cash Flows

(In thousands)	Year Ended December 31,
	2011	2010	2009
Cash provided by (used for):
Operating activities	$517,218	$525,217	$441,264
Investing activities	$(298,934)	$(198,705)	$(162,864)
Financing activities	$(298,744)	$(314,463)	$231,656

Operating Activities

    2011

    The decrease in cash flows from operations in 2011 compared to 2010 was primarily driven by declines in working capital and was partially offset by improved profitability, including a 7% increase in revenue.  Our net income, adjusted for $453.7 million of non-cash items, provided positive cash flows of $516.9 million in 2011.  Cash generated by higher operating income in 2011 compared to 2010 was offset by the decrease in accrued expenses in 2011 as a result of higher variable compensation payments in 2011 associated with our employee incentive programs based on 2010 operating performance.  In addition, in 2010 we received $51.0 million in U.S. Federal income tax refunds that increased cash flow from operations in 2010.

    Non-cash items affecting our net income include depreciation and amortization, deferred taxes, gain or loss on disposal of operating assets, provision for doubtful accounts, share-based compensation, equity in earnings of nonconsolidated affiliates, amortization of deferred financing charges - net and other reconciling items – net as presented on the face of the statement of cash flows.

    2010

    The increase in cash flows from operations in 2010 compared to 2009 was primarily driven by improved profitability, including a 4% increase in revenue and a 3% decrease in direct operating and SG&A expenses.   Our cash paid for interest increased $81.1 million primarily due to the December 2009 issuance of $2.5 billion aggregate principal amount of senior notes at a higher rate than the $2.5 billion note to Clear Channel Communications, which was prepaid and retired in December 2009.  Partially offsetting the increased interest was the receipt of $51.0 million of Federal income tax refunds during the third quarter of 2010.

    2009

    The decline in cash flow from operations in 2009 compared to 2008 was primarily driven by an 18% decline in consolidated revenues associated with the weak economy and challenging advertising markets.  Our net loss adjusted for non-cash items of $1.3 billion provided positive cash flows of $411.8 million.  Changes in working capital provided an additional $29.4 million in operating cash flows for 2009.

Investing Activities

    2011

    Cash used for investing activities during 2011 primarily reflected capital expenditures of $291.1 million. We spent $125.0 million in our Americas segment primarily related to the construction of new digital billboards and $166.0 million in our International segment primarily related to new billboard and street furniture contracts and renewals of existing contracts.

2010

Cash used for investing activities during 2010 primarily reflected capital expenditures of $195.3 million, partially offset by proceeds of $7.8 million from the sale of International and Americas assets. We spent $92.2 million in our Americas segment primarily related to the construction of new digital billboards and $103.0 million in our International segment primarily related to new billboard and street furniture contracts and renewals of existing contracts.

2009

In 2009, we spent $82.7 million in our Americas segment for the purchase of property, plant and equipment mostly related to the construction of new billboards and $93.3 million in our International segment for the purchase of property, plant and equipment related to new billboard and street furniture contracts and renewals of existing contracts.  We also received proceeds of $11.4 million from the sale of International assets and $6.7 million from the sale of Americas assets.

Financing Activities

2011

Cash used for financing activities of $298.7 million for 2011 primarily reflected payments on credit facilities and long-term debt of $4.2 million and $20.1 million, respectively, and net transfers to Clear Channel Communications of $272.3 million.  The net transfers of cash to Clear Channel Communications represent the activity in the “Due from/to Clear Channel Communications” account.  This activity primarily relates to working capital.

2010

Cash used for financing activities of $314.5 million for 2010 primarily reflected payments on credit facilities and long-term debt of $47.1 million and $13.2 million, respectively, and net transfers to Clear Channel Communications of $260.5 million.

2009

Cash provided by financing activities of $231.7 million for 2009 primarily reflected the $2.5 billion proceeds from issuance of senior notes in addition to the $500.0 million repayment by Clear Channel Communications on the “Due from Clear Channel Communications” account offset by the prepayment and retirement of the $2.5 billion intercompany note due to Clear Channel Communications.  In addition, we purchased the remaining 15% interest in our fully consolidated subsidiary, Paneles Napsa S.A., for $13.0 million, and acquired an additional 5% interest in our fully consolidated subsidiary, Clear Channel Jolly Pubblicita SPA, for $12.1 million.

Clear Channel Communications’ Merger

Clear Channel Communications’ capitalization, liquidity and capital resources substantially changed due to the consummation of its merger on July 30, 2008.  Upon the closing of the merger, Clear Channel Communications incurred additional debt and became highly leveraged.  We are not borrowers or guarantors under Clear Channel Communications' credit agreements other than for direct borrowings by certain of our International subsidiaries pursuant to the $145.0 million sub-limit included in Clear Channel Communications’ $1.9 billion revolving credit facility and we are not a guarantor of any of Clear Channel Communications’ debt.  The obligations of these International subsidiaries that are borrowers under the revolving credit facility are guaranteed by certain of our material wholly-owned subsidiaries, and secured by substantially all of the assets of such borrowers and guarantors, subject to permitted liens and other exceptions. As of December 31, 2011, we had no outstanding borrowings under the $145.0 million sub-limit facility.  Clear Channel Communications had borrowed the entire sub-limit capacity as of December 31, 2011.

The interest rate on outstanding balances under the revolving credit facility is based upon LIBOR or, for Euro denominated borrowings, EURIBOR, plus, in each case, a margin.  See discussion below under “Liquidity and Capital Resources — Sources of Capital — Bank Credit Facility.”  A deterioration in the financial condition of Clear Channel Communications or borrowings by Clear Channel Communications under the $145.0 million sub-limit could also further increase our borrowing costs or impair our access to the capital markets because of our reliance on Clear Channel Communications for availability under this revolving credit facility.

We have a revolving promissory note issued by Clear Channel Communications to us in the amount of $656.0 million as of December 31, 2011 described more fully below under “Liquidity and Capital Resources — Sources of Capital – Promissory Notes with Clear Channel Communications.”  We are an unsecured creditor of Clear Channel Communications with respect to the revolving promissory note.

Also, so long as Clear Channel Communications maintains a significant interest in us, pursuant to the Master Agreement between Clear Channel Communications and us, Clear Channel Communications will have the option to limit our ability to incur debt or issue equity securities, among other limitations, which could adversely affect our ability to meet our liquidity needs.

Anticipated Cash Requirements

Our primary source of liquidity is cash on hand and cash flow from operations and the revolving promissory note with Clear Channel Communications.  Based on our current and anticipated levels of operations and conditions in our markets, we believe that cash on hand, cash flows from operations and borrowing capacity under or repayment of the revolving promissory note with Clear Channel Communications will enable us to meet our working capital, capital expenditure, debt service and other funding requirements for at least the next 12 months.  In addition, we expect to be in compliance with the covenants governing our indebtedness in 2012.  However, our anticipated results are subject to significant uncertainty and there can be no assurance that we will be able to maintain compliance with these covenants.  In addition, our ability to comply with these covenants may be affected by events beyond our control, including prevailing economic, financial and industry conditions.

Furthermore, in its Annual Report on Form 10-K filed with the SEC on February 21, 2012, Clear Channel Communications stated that it expects to be in compliance with the covenants in its material financing agreements in 2012.  Clear Channel Communications similarly stated in such Annual Report that its anticipated results are also subject to significant uncertainty and there can be no assurance that actual results will be in compliance with the covenants.  Moreover, Clear Channel Communications stated in such Annual Report that its ability to comply with the covenants in its material financing agreements may be affected by events beyond its control, including prevailing economic, financial and industry conditions.  As discussed therein, the breach of any covenants set forth in Clear Channel Communications’ financing agreements would result in a default thereunder, and an event of default would permit the lenders under a defaulted financing agreement to declare all indebtedness thereunder to be due and payable prior to maturity. Moreover, as discussed therein, the lenders under the revolving credit facility under Clear Channel Communications’ senior secured credit facilities would have the option to terminate their commitments to make further extensions of revolving credit thereunder. In addition, Clear Channel Communications stated in such Annual Report that if Clear Channel Communications is unable to repay its obligations under any secured credit facility, the lenders could proceed against any assets that were pledged to secure such facility.  Finally, Clear Channel Communications stated in such Annual Report that a default or acceleration under any of its material financing agreements could cause a default under other obligations that are subject to cross-default and cross-acceleration provisions.  If Clear Channel Communications were to become insolvent, we would be an unsecured creditor of Clear Channel Communications.  In such event, we would be treated the same as other unsecured creditors of Clear Channel Communications and, if we were not entitled to the cash previously transferred to Clear Channel Communications, or could not obtain such cash on a timely basis, we could experience a liquidity shortfall.

For so long as Clear Channel Communications maintains significant control over us, a deterioration in the financial condition of Clear Channel Communications could have the effect of increasing our borrowing costs or impairing our access to capital markets.  As of December 31, 2011, Clear Channel Communications had $1.2 billion recorded as “Cash and cash equivalents” on its consolidated balance sheets.

We frequently evaluate strategic opportunities both within and outside our existing lines of business.  We expect from time to time to pursue additional acquisitions and may decide to dispose of certain businesses.  These acquisitions or dispositions could be material.

Our ability to fund our working capital needs, debt service and other obligations depends on our future operating performance and cash flow.  If our future operating performance does not meet our expectations or our plans materially change in an adverse manner or prove to be materially inaccurate, we may need additional financing.  We may not be able to secure any such additional financing on terms favorable to us or at all.

Sources of Capital

As of December 31, 2011 and 2010, we had the following debt outstanding, net of cash and cash equivalents and amounts due from Clear Channel Communications:

(In millions)	As of December 31,
	2011	2010
CCWH Senior Notes	$2,500.0	$2,500.0
Other debt	45.9	63.8
Total debt	2,545.9	2,563.8
Less: Cash and cash equivalents	542.7	624.0
Less: Due from Clear Channel Communications	656.0	383.8
	$1,347.2	$1,556.0

We may from time to time repay our outstanding debt or seek to purchase our outstanding equity securities.  Such transactions, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors.

Bank Credit Facility ($145.0 million sub-limit within Clear Channel Communications’ $1.9 billion revolving credit facility)

In addition to cash flows from operations, another potential source of liquidity to us is through borrowings under a $145.0 million sub-limit included in Clear Channel Communications’ multicurrency $1.9 billion revolving credit facility with a maturity in July 2014.  Certain of our International subsidiaries may borrow under the sub-limit to the extent Clear Channel Communications has not already borrowed against this capacity and is in compliance with its covenants under the credit facility.  The obligations of these International subsidiaries that are borrowers under the revolving credit facility are guaranteed by certain of our material wholly-owned subsidiaries, and secured by substantially all of the assets of such borrowers and guarantors, subject to permitted liens and other exceptions.  As of December 31, 2011, we had no outstanding borrowings under the $145.0 million sub-limit facility.  Clear Channel Communications had borrowed the entire sub-limit capacity as of December 31, 2011.

Promissory Notes with Clear Channel Communications

As part of the day-to-day cash management services provided by Clear Channel Communications, we maintain accounts that represent net amounts due to or from Clear Channel Communications, which is recorded as “Due from/to Clear Channel Communications” on the consolidated balance sheet.  The accounts represent our revolving promissory note issued by us to Clear Channel Communications and the revolving promissory note issued by Clear Channel Communications to us in the face amount of $1.0 billion, or if more or less than such amount, the aggregate unpaid principal amount of all advances.  The accounts accrue interest and are generally payable on demand.  Included in the accounts are the net activities resulting from day-to-day cash management services provided by Clear Channel Communications.  As a part of these services, we maintain collection bank accounts swept daily into accounts of Clear Channel Communications (after satisfying the funding requirements of the Trustee Account).  In return, Clear Channel Communications funds our controlled disbursement accounts as checks or electronic payments are presented for payment.  Our claim in relation to cash transferred from our concentration account is on an unsecured basis and is limited to the balance of the “Due from Clear Channel Communications” account.  If Clear Channel Communications were to become insolvent, we would be an unsecured creditor of Clear Channel Communications with respect to the revolving promissory note issued by Clear Channel Communications to us.  At December 31, 2011 and 2010, the asset recorded in “Due from Clear Channel Communications” on the consolidated balance sheet was $656.0 million and $383.8 million, respectively.  The net interest income for the years ended December 31, 2011, 2010 and 2009 was $45.5 million, $19.5 million and $0.7 million, respectively.  At December 31, 2011, the fixed interest rate on the “Due from Clear Channel Communications” account was 9.25%.  At December 31, 2011, we had no borrowings under the revolving promissory note to Clear Channel Communications.

Unlike the management of cash from our U.S. based operations, the amount of cash, if any, which is transferred from our foreign operations to Clear Channel Communications is determined on a basis mutually agreeable to us and Clear Channel Communications, and not on a pre-determined basis.  In arriving at such mutual agreement, the reasonably foreseeable cash needs of our foreign operations are evaluated before a cash amount is considered as an excess or surplus amount for transfer to Clear Channel Communications.

    Our working capital requirements and capital for general corporate purposes, including acquisitions and capital expenditures, may be provided to us by Clear Channel Communications, in its sole discretion, pursuant to a revolving promissory note issued by us to Clear Channel Communications.  Without the opportunity to obtain financing from Clear Channel Communications, we may need to obtain additional financing from banks, or through public offerings or private placements of debt or equity, strategic relationships or other arrangements at some future date.  As stated above, we may be unable to successfully obtain additional debt or equity financing on satisfactory terms or at all.

    As long as Clear Channel Communications maintains a significant interest in us, pursuant to the Master Agreement between Clear Channel Communications and us, Clear Channel Communications will have the option to limit our ability to incur debt or issue equity securities, among other limitations, which could adversely affect our ability to meet our liquidity needs.  Under the Master Agreement with Clear Channel Communications, we are limited in our borrowing from third parties to no more than $400.0 million (including borrowings under the $145.0 million sub-limit of Clear Channel Communications’ $1.9 billion revolving credit facility).

Clear Channel Worldwide Holdings Senior Notes

    CCWH has outstanding $500.0 million aggregate principal amount of Series A Senior Notes due 2017 (the “Series A Notes”) and $2.0 billion aggregate principal amount of Series B Senior Notes due 2017 (the “Series B Notes” and together with the Series A Notes, the “CCWH Notes”).  The CCWH Notes are guaranteed by us, CCOI, and certain of our other direct and indirect subsidiaries.

    The CCWH Notes bear interest on a daily basis and contain customary provisions, including covenants requiring us to maintain certain levels of credit availability and limitations on incurring additional debt.

    The CCWH Notes are senior obligations that rank pari passu in right of payment to all unsubordinated indebtedness of CCWH and the guarantees of the CCWH Notes rank pari passu in right of payment to all unsubordinated indebtedness of the guarantors.

    The indentures governing the CCWH Notes require CCWH to maintain at least $100 million in cash or other liquid assets or have cash available to be borrowed under committed credit facilities consisting of (i) $50.0 million at the issuer and guarantor entities (principally the Americas segment) and (ii) $50.0 million at the non-guarantor subsidiaries (principally the International segment) (together the “Liquidity Amount”), in each case under the sole control of the relevant entity. In the event of a bankruptcy, liquidation, dissolution, reorganization, or similar proceeding of Clear Channel Communications for the period thereafter that is the shorter of such proceeding and 60 days, the Liquidity Amount shall be reduced to $50.0 million, with a $25.0 million requirement at the issuer and guarantor entities and a $25.0 million requirement at the non-guarantor subsidiaries.

    In addition, interest on the CCWH Notes accrues daily and is payable into an account established by the trustee for the benefit of the bondholders (the “Trustee Account”). Failure to make daily payment on any day does not constitute an event of default so long as (a) no payment or other transfer by us or any of our subsidiaries shall have been made on such day under the cash management sweep with Clear Channel Communications and (b) on each semiannual interest payment date the aggregate amount of funds in the Trustee Account is equal to at least the aggregate amount of accrued and unpaid interest on the CCWH Notes.

    The indenture governing the Series A Notes contains covenants that limit our and our restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt to persons other than Clear Channel Communications and its subsidiaries or issue certain preferred stock;
•	create liens on our restricted subsidiaries assets to secure such debt;
•	create restrictions on the payment of dividends or other amounts to ourselves from our restricted subsidiaries that are not guarantors of the notes;
•	enter into certain transactions with affiliates;
•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of our assets;
•	sell certain assets, including capital stock of our subsidiaries, to persons other than Clear Channel Communications and its subsidiaries; and
•
purchase or otherwise effectively cancel or retire any of the Series A Notes if after doing so the ratio of (a) the outstanding aggregate principal amount of the Series A Notes to (b) the outstanding aggregate principal amount of the Series B Notes shall be greater than 0.250.

In addition, the indenture governing the Series A Notes provides that if CCWH (i) makes an optional redemption of the Series B Notes or purchases or makes an offer to purchase the Series B Notes at or above 100% of the principal amount thereof, then CCWH shall apply a pro rata amount to make an optional redemption or purchase a pro rata amount of the Series A Notes or (ii) makes an asset sale offer under the indenture governing the Series B Notes, then CCWH shall apply a pro rata amount to make an offer to purchase a pro rata amount of Series A Notes.

The indenture governing the Series A Notes does not include limitations on dividends, distributions, investments or asset sales.

The indenture governing the Series B Notes contains covenants that limit our and our restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt or issue certain preferred stock;
•	redeem, repurchase or retire our subordinated debt;
•	make certain investments;
•	create liens on our or our restricted subsidiaries’ assets to secure debt;
•	create restrictions on the payment of dividends or other amounts to ourselves from our restricted subsidiaries that are not guarantors of the CCWH Notes;
•	enter into certain transactions with affiliates;
•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of our assets;
•	sell certain assets, including capital stock of our subsidiaries;
•	designate our subsidiaries as unrestricted subsidiaries;
•	pay dividends, redeem or repurchase capital stock or make other restricted payments; and
•
purchase or otherwise effectively cancel or retire any of the Series B Notes if after doing so the ratio of (a) the outstanding aggregate principal amount of the Series A Notes to (b) the outstanding aggregate principal amount of the Series B Notes shall be greater than 0.250. This stipulation ensures, among other things, that as long as the Series A Notes are outstanding, the Series B Notes are outstanding.

The Series A Notes indenture and the Series B Notes indenture restrict our ability to incur additional indebtedness but permit us to incur additional indebtedness based on an incurrence test.  In order to incur additional indebtedness under this test, our debt to adjusted EBITDA ratios (as defined by the indentures) must be lower than 6.5:1 and 3.25:1 for total debt and senior debt, respectively.  The indentures contain certain other exceptions that allow us to incur additional indebtedness.  The Series B Notes indenture also permits us to pay dividends from the proceeds of indebtedness or the proceeds from asset sales if our debt to adjusted EBITDA ratios (as defined by the indentures) are lower than 6.0:1 and 3.0:1 for total debt and senior debt, respectively. The Series A Notes indenture does not limit our ability to pay dividends.  The Series B Notes indenture contains certain exceptions that allow us to incur additional indebtedness and pay dividends, including a $500 million exception for the payment of dividends.  We were in compliance with these covenants as of December 31, 2011.

Consolidated leverage, defined as total debt divided by EBITDA for the preceding four quarters was 3.2:1 at December 31, 2011, and senior leverage, defined as senior debt divided by EBITDA for the preceding four quarters was also 3.2:1 at December 31, 2011.  Our adjusted EBITDA of $807.7 million is calculated as operating income (loss) before depreciation, amortization, impairment charges and other operating income (expense) – net, plus non-cash compensation, and is further adjusted for the following: (i) an increase of $32.0 million for non-cash items; (ii) an increase of $21.0 million related to costs incurred in connection with the closure and/or consolidation of facilities, retention charges, consulting fees and other permitted activities; and (iii) an increase of $9.7 million for various other items.

Prior to the date of the closing of the CCWH Notes offering, we made a demand for and received repayment of $500.0 million on the “Due from Clear Channel Communications” account.  Following such repayment, we contributed $500.0 million to the capital of CCOI, which used the proceeds received by it to prepay $500.0 million of the “Debt with Clear Channel Communications” account.  Subsequent to this repayment, the outstanding balance of the “Debt with Clear Channel Communications” account was $2.0 billion.

A portion of the proceeds of the CCWH Notes offering were used to (i) pay the fees and expenses of the offering, (ii) fund $50.0 million of the Liquidity Amount (the $50.0 million Liquidity Amount of the non-guarantor subsidiaries was satisfied) and (iii) make a voluntary prepayment of the remaining $2.0 billion outstanding balance (which is equal to the aggregate principal amount of the Series B Notes) under the note due to Clear Channel Communications and subsequently retire the “Debt with Clear Channel Communications”, with the balance of the proceeds available to CCOI for general corporate purposes.

In this regard, CCOI could use all of the remaining proceeds to pay dividends to us.  In turn, we could declare a dividend to our shareholders, of which Clear Channel Communications would receive its proportionate share.  Payment of such dividends would not be prohibited by the terms of the CCWH Notes or any of our or CCOI’s loan agreements or credit facilities.

In connection with the CCWH Notes offering, we and Clear Channel Communications modified the terms of the revolving promissory notes (recorded as “Due from/to Clear Channel Communications” on the consolidated balance sheets) to extend the maturity of each revolving promissory note to coincide with the maturity date of the CCWH Notes.  In addition, the terms were modified to change the interest rate on each revolving promissory note to a fixed per annum rate equal to 9.25%.

Other debt

Other debt consists primarily of loans with international banks.  At December 31, 2011, approximately $45.9 million was outstanding as other debt.

Debt Covenants

The Clear Channel Communications’ $1.9 billion revolving credit facility contains a significant financial covenant which requires Clear Channel Communications to comply on a quarterly basis with a financial covenant limiting the ratio of its consolidated secured debt, net of cash and cash equivalents, to consolidated EBITDA for the preceding four quarters (maximum of 9.5:1).  The financial covenant becomes more restrictive over time beginning in the second quarter of 2013.  In its Annual Report on Form 10-K filed with the SEC on February 21, 2012, Clear Channel Communications stated that it was in compliance with this covenant as of December 31, 2011.

In addition, we were in compliance with the covenants contained in the Series A Notes indenture and the Series B Notes indenture as of December 31, 2011.

Clear Channel Communications’ Refinancing Transactions

During the first six months of 2011 Clear Channel Communications amended its senior secured credit facilities and its receivables based credit facility (the “Amendments”) and issued $1.75 billion aggregate principal amount of 9.0% Priority Guarantee Notes due 2021 (the “9.0% Priority Guarantee Notes”). In February 2011, Clear Channel Communications issued $1.0 billion aggregate principal amount of the 9.0% Priority Guarantee Notes (the “February 2011 Offering”), and in June 2011, Clear Channel Communications issued $750.0 million aggregate principal amount of the 9.0% Priority Guarantee Notes (the “June 2011 Offering”). Clear Channel Communications used a portion of the proceeds from the February 2011 Offering to prepay $500.0 million of the indebtedness outstanding under its senior secured credit facilities. As a result of the prepayment, the revolving credit commitments under Clear Channel Communications’ revolving credit facility were permanently reduced from $2.0 billion to $1.9 billion and the sub-limit under which certain of our international subsidiaries may borrow (to the extent that Clear Channel Communications has not already borrowed against this capacity) was reduced from $150.0 million to $145.0 million. The Amendments, among other things, provide greater flexibility for us and our subsidiaries to incur new debt, provided that the net proceeds distributed to Clear Channel Communications from the issuance of such new debt are used to pay down senior secured credit facility indebtedness.

Dispositions and Other

On October 15, 2010, we transferred our interest in our Branded Cities operations to our joint venture partner, The Ellman Companies.  We recognized a loss of $25.3 million in “Other operating income (expense) – net” related to this transfer.

During 2010, our International segment sold its outdoor advertising business in India, resulting in a loss of $3.7 million included in “Other operating income (expense) – net.”

During 2009, we sold International assets for $11.4 million resulting in a gain of $4.0 million in “Other operating income (expense) – net.”  In addition, we sold assets for $6.7 million in our Americas segment and recorded a gain of $5.3 million in “Other operating income (expense) – net.”  We sold our taxi advertising business and recorded a loss of $20.9 million in our Americas segment included in “Other operating income (expense) –net.”

Uses of Capital

Capital Expenditures

Our capital expenditures for the years ended December 31, 2011, 2010, and 2009 were as follows:

(In millions)	Years Ended December 31,
	2011	2010	2009
Total capital expenditures	$291.1	$195.3	$176.0

Our capital expenditures are not of significant size individually and primarily relate to the ongoing deployment of digital displays and recurring maintenance.

Part of our long-term strategy is to pursue the technology of digital displays, including flat screens, LCDs and LEDs, as alternatives to traditional methods of displaying our clients’ advertisements.  We are currently installing these technologies in certain markets.  We believe cash flow from operations will be sufficient to fund these expenditures because we expect enhanced margins through: (i) lower cost of production as the advertisements will be digital and controlled by a central computer network, (ii) decreased down time on displays because the advertisements will be digitally changed rather than manually posted paper or vinyl on the face of the display, and (iii) incremental revenue through more targeted and time specific advertisements.

Acquisitions

During 2011, our International segment acquired Brouwer & Partners, a street furniture business in Holland, for $12.5 million.

Purchases of Additional Equity Interests

During 2009, we purchased the remaining 15% interest in our consolidated subsidiary, Paneles Napsa S.A., for $13.0 million and acquired an additional 5% interest in our consolidated subsidiary, Clear Channel Jolly Pubblicita SPA, for $12.1 million.

Commitments, Contingencies and Guarantees

We are currently involved in certain legal proceedings arising in the ordinary course of business and, as required, have accrued our estimate of the probable costs for resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated.  These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies.  It is possible, however, that future results of operations for any particular period could be materially affected by changes in our assumptions or the effectiveness of our strategies related to these proceedings.  Please see Item 3. Legal Proceedings within Part I of the 2011 Form 10-K.

Our short and long term cash requirements include minimum annual guarantees for our street furniture contracts and operating leases.  Noncancelable contracts and operating lease requirements are included in our direct operating expenses, which historically have been satisfied by cash flows from operations.  For 2012, we are committed to $403.0 million and $283.1 million for minimum annual guarantees and operating leases, respectively.  Our long-term commitments for minimum annual guarantees, operating leases and capital expenditure requirements are included in “Contractual and Other Obligations,” below.

Certain agreements relating to acquisitions provide for purchase price adjustments and other future contingent payments based on the financial performance of the acquired companies generally over a one to five year period.  The aggregate of these contingent payments, if performance targets are met, would not significantly impact our financial position or results of operations.

In addition to the scheduled maturities on debt issued by CCWH, we have future cash obligations under various types of contracts.  We lease office space, certain equipment and the majority of the land occupied by our advertising structures under long-term operating leases.  Some of our lease agreements contain renewal options and annual rental escalation clauses (generally tied to the consumer price index), as well as provisions for our payment of utilities and maintenance.

We have minimum franchise payments associated with non-cancelable contracts that enable us to display advertising on such media as buses, trains, bus shelters and terminals.  The majority of these contracts contain rent provisions that are calculated as the greater of a percentage of the relevant advertising revenue or a specified guaranteed minimum annual payment.

The scheduled maturities of the $2.5 billion CCWH Notes and other debt outstanding, and our future minimum rental commitments under non-cancelable lease agreements, minimum payments under other non-cancelable contracts, capital expenditure commitments and other long-term obligations as of December 31, 2011, are as follows:

(In thousands)	Payments Due by Period
Contractual Obligations	Total	2012	2013-2014	2015-2016	Thereafter
CCWH Senior Notes:
9.25% Series A Senior Notes Due 2017	$500,000	$—	$—	$—	$500,000
9.25% Series B Senior Notes Due 2017	2,000,000	—	—	—	2,000,000
Other debt	45,909	23,806	20,929	120	1,054
Interest payments on long-term debt(1)	1,392,209	233,557	464,366	462,662	231,624

Non-cancelable contracts	1,875,807	402,974	553,317	400,747	518,769
Non-cancelable operating leases	2,037,132	283,104	455,911	362,511	935,606
Capital expenditure commitments	148,878	67,879	39,220	34,858	6,921
Unrecognized tax benefits (2)	43,746	1,650	—	—	42,096
Employment contracts	10,372	6,545	3,779	48	—
Other long-term obligations(3)	92,626	71	1,168	1,028	90,359
Total (4)	$8,146,679	$1,019,586	$1,538,690	$1,261,974	$4,326,429

(1)	Interest payments on long-term debt consist primarily of interest on the 9.25% CCWH Senior Notes.
(2)
The non-current portion of the unrecognized tax benefits is included in the “Thereafter” column as we cannot reasonably estimate the timing or amounts of additional cash payments, if any, at this time.  For additional information, see Note 9 included in Exhibit 99.2 to this Current Report on Form 8-K.

(3)
Other long-term obligations consist of $47.5 million related to asset retirement obligations recorded pursuant to ASC 410-20, which assumes the underlying assets will be removed at some period over the next 50 years.  Also included in the table is $40.1 million related to retirement plans and $4.9 million related to other long-term obligations with a specific maturity.

(4)	Excluded from the table is $147.1 million related to various obligations with no specific contractual commitment or maturity.

SEASONALITY

Typically, both our Americas and International segments experience their lowest financial performance in the first quarter of the calendar year, with International historically experiencing a loss from operations in that period.  Our International segment typically experiences its strongest performance in the second and fourth quarters of the calendar year.  We expect this trend to continue in the future.

MARKET RISK

We are exposed to market risk arising from changes in market rates and prices, including movements in equity security prices and foreign currency exchange rates.

Equity Price Risk

The carrying value of our available-for-sale equity securities is affected by changes in their quoted market prices.  It is estimated that a 20% change in the market prices of these securities would change their carrying value and our comprehensive income at December 31, 2011 by $0.7 million.

Foreign Currency Exchange Rate Risk

We have operations in countries throughout the world.  Foreign operations are measured in their local currencies.  As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in the foreign markets in which we have operations.  We believe we mitigate a small portion of our exposure to foreign currency fluctuations with a natural hedge through borrowings in currencies other than the U.S. dollar.  Our foreign operations reported a net income of $60.4 million for the year ended December 31, 2011. We estimate a 10% increase in the value of the U.S. dollar relative to foreign currencies would have increased our net income for the year ended December 31, 2011 by approximately $6.0 million and that a 10% decrease in the value of the U.S. dollar relative to foreign currencies would have decreased our net income by a corresponding amount.

Our earnings are also affected by fluctuations in the value of the U.S. dollar as compared to foreign currencies as a result of our equity method investments in various countries.  It is estimated that the result of a 10% fluctuation in the value of the U.S. dollar relative to these foreign currencies at December 31, 2011 would change our equity in earnings of nonconsolidated affiliates by $0.6 million and would change our net income by approximately $0.4 million for the year ended December 31, 2011.

This analysis does not consider the implications that such currency fluctuations could have on the overall economic activity that could exist in such an environment in the United States or the foreign countries or on the results of operations of these foreign entities.

Inflation

Inflation is a factor in the economies in which we do business and we continue to seek ways to mitigate its effect.  Inflation has affected our performance in terms of higher costs for wages, salaries and equipment.  Although the exact impact of inflation is indeterminable, we believe we have offset these higher costs by increasing the effective advertising rates of most of our outdoor display faces.

NEW ACCOUNTING PRONOUNCEMENTS

In April 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The amendments in this ASU change the wording used to describe many of the requirements in U.S. generally accepted accounting principles (“GAAP”) for measuring fair value and for disclosing information about fair value measurements. For many of the requirements, the FASB does not intend for the amendments in this ASU to result in a change in the application of the requirements in Topic 820. Some of the amendments clarify the FASB’s intent about the application of existing fair value measurement requirements. Other amendments change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. The amendments in this ASU are to be applied prospectively for interim and annual periods beginning after December 15, 2011. We do not expect the provisions of ASU 2011-04 to have a material effect on our financial position or results of operations.

In June 2011, the FASB issued ASU No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income. This ASU improves the comparability, consistency, and transparency of financial reporting and increases the prominence of items reported in other comprehensive income by eliminating the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity. The amendments require that all nonowner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The changes apply for interim and annual financial statements and should be applied retrospectively, effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. Early adoption is permitted. We currently comply with the provisions of this ASU by presenting the components of comprehensive income in a single continuous financial statement within our consolidated statement of operations for both interim and annual periods.

In September 2011, the FASB issued ASU No. 2011-08, Intangibles-Goodwill and Other (Topic 350): Testing Goodwill for Impairment. Under the revised guidance, entities testing goodwill for impairment have the option of performing a qualitative assessment before calculating the fair value of the reporting unit (i.e., step 1 of the goodwill impairment test). If entities determine, on the basis of qualitative factors, that the fair value of the reporting unit is more likely than not less than the carrying amount, the two-step impairment test would be required. The ASU does not change how goodwill is calculated or assigned to reporting units, nor does it revise the requirement to test goodwill annually for impairment. The amendments are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted. We early adopted the provisions of this ASU as of October 1, 2011 with no material impact to our financial position or results of operations. Please refer to Note 2 included in Exhibit 99.2 to this Current Report on Form 8-K for a further discussion of our impairment testing.

In December 2011, the FASB issued ASU No. 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05.  The ASU defers the requirement to present components of reclassifications of other comprehensive income on the face of the income statement in response to requests from some investors for greater clarity about the impact of reclassification adjustments on net income.  The guidance in ASU 2011-05 called for reclassification adjustments from other comprehensive income to be measured and presented by income statement line item in net income and also in other comprehensive income. All other requirements in ASU 2011-05 are not affected by this Update.  The amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. We do not expect the provisions of ASU 2011-12 to have a material effect on our financial position or results of operations.

CRITICAL ACCOUNTING ESTIMATES

The preparation of our financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of expenses during the reporting period.  On an ongoing basis, we evaluate our estimates that are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances.  The result of these evaluations forms the basis for making judgments about the carrying values of assets and liabilities and the reported amount of expenses that are not readily apparent from other sources.  Because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such difference could be material.  Our significant accounting policies are discussed in the notes to our consolidated financial statements included in Exhibit 99.2 to this Current Report on Form 8-K.  Management believes that the following accounting estimates are the most critical to aid in fully understanding and evaluating our reported financial results, and they require management’s most difficult, subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain.  The following narrative describes these critical accounting estimates, the judgments and assumptions and the effect if actual results differ from these assumptions.

Allowance for Doubtful Accounts

We evaluate the collectability of our accounts receivable based on a combination of factors.  In circumstances where we are aware of a specific customer’s inability to meet its financial obligations, we record a specific reserve to reduce the amounts recorded to what we believe will be collected.  For all other customers, we recognize reserves for bad debt based on historical experience of bad debts as a percent of revenue for each business unit, adjusted for relative improvements or deteriorations in the agings and changes in current economic conditions.

If our agings were to improve or deteriorate resulting in a 10% change in our allowance, we estimated that our bad debt expense for the year ended December 31, 2011 would have changed by approximately $4.1 million and our net income for the same period would have changed by approximately $2.6 million.

Long-lived Assets

Long-lived assets, such as property, plant and equipment and definite-lived intangibles are reviewed for impairment when events and circumstances indicate that depreciable and amortizable long-lived assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.  When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair market value.

We use various assumptions in determining the current fair market value of these assets, including future expected cash flows, industry growth rates and discount rates, as well as future salvage values.  Our impairment loss calculations require management to apply judgment in estimating future cash flows, including forecasting useful lives of the assets and selecting the discount rate that reflects the risk inherent in future cash flows.

If actual results are not consistent with our assumptions and judgments used in estimating future cash flows and asset fair values, we may be exposed to future impairment losses that could be material to our results of operations.

Indefinite-lived Intangible Assets

Indefinite-lived intangible assets, such as our billboard permits, are reviewed annually for possible impairment using the direct valuation method as prescribed in ASC 805-20-S99. Under the direct valuation method, the estimated fair value of the indefinite-lived intangible assets was calculated at the market level as prescribed by ASC 350-30-35.  Under the direct valuation method, it is assumed that rather than acquiring indefinite-lived intangible assets as a part of a going concern business, the buyer hypothetically obtains indefinite-lived intangible assets and builds a new operation with similar attributes from scratch.  Thus, the buyer incurs start-up costs during the build-up phase which are normally associated with going concern value.  Initial capital costs are deducted from the discounted cash flows model which results in value that is directly attributable to the indefinite-lived intangible assets.

Our key assumptions using the direct valuation method are market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up capital costs and losses incurred during the build-up period, the risk-adjusted discount rate and terminal values.  This data is populated using industry normalized information representing an average asset within a market.

On October 1, 2011, we performed our annual impairment test in accordance with ASC 350-30-35 and recognized aggregate impairment charges of $6.5 million related to permits in one of our markets.

In determining the fair value of our billboard permits, the following key assumptions were used:

▪	Industry revenue growth forecast at 7.8% was used for the initial four-year period;
▪	3% revenue growth was assumed beyond the initial four-year period;
▪	Revenue was grown over a build-up period, reaching maturity by year 2;
▪	Operating margins gradually climb to the industry average margin of up to 52%, depending on market size, by year 3; and
▪	Assumed discount rate of 10%.

While we believe we have made reasonable estimates and utilized appropriate assumptions to calculate the fair value of our indefinite-lived intangible assets, it is possible a material change could occur.  If future results are not consistent with our assumptions and estimates, we may be exposed to impairment charges in the future.  The following table shows the decline in the fair value of our indefinite-lived intangible assets that would result from a 100 basis point decline in our discrete and terminal period revenue growth rate and profit margin assumptions and a 100 basis point increase in our discount rate assumption:

(In thousands)
Description	Revenue growth rate	Profit margin	Discount rates
Billboard permits	$(596,200)	$(129,200)	$(603,700)

The estimated fair value of our billboard permits at October 1, 2011 was $2.1 billion while the carrying value was $1.1 billion.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations.  We test goodwill at interim dates if events or changes in circumstances indicate that goodwill might be impaired.  The fair value of our reporting units is used to apply value to the net assets of each reporting unit.  To the extent that the carrying amount of net assets would exceed the fair value, an impairment charge may be required to be recorded.

The discounted cash flow approach we use for valuing goodwill as part of the two-step impairment testing approach involves estimating future cash flows expected to be generated from the related assets, discounted to their present value using a risk-adjusted discount rate.  Terminal values are also estimated and discounted to their present value.

On October 1, 2011, we performed our annual impairment test in accordance with ASC 350-20-35.  We utilized the option assess qualitative factors to determine whether it was more likely than not the that the fair value of our reporting units was less than their carrying amounts, including goodwill.  As part of our qualitative assessment, we considered the following factors:
▪	macroeconomic characteristics of the environment in which the reporting unit operates;
▪	any significant changes in the business’ products, operating model or laws or regulations;
▪	any significant changes in the business’ cost structure and/or margin trends;
▪	comparisons of current and prior year operating performance and forecast trends for future operating performance;
▪	changes in management, business strategy or customer base during the current year;
▪	sustained decreases in share price relative to our peers; and
▪	the excess of fair value over carrying value and the significance of recorded goodwill as of October 1, 2010.

Generally, the qualitative factors for our reporting units indicated stable or continuing margins despite economic conditions, new contracts, no adverse business or management changes, favorable or stable forecasted economic conditions and the existence of excess fair value over carrying value for the majority of our reporting units. Based on our annual assessment using the qualitative factors described above, we determined that it was not more likely than not that the fair value of the reporting units in our Americas segment was less than their carrying amounts.  Our assessment for the reporting units within our International outdoor segment required further testing for four countries.  Further testing indicated that goodwill was impaired by $1.1 million in one country within our International segment in 2011.

We believe we have made reasonable estimates and utilized appropriate assumptions to evaluate whether it was more likely than not that the fair value of our reporting units was less than their carrying values.  If future results are not consistent with our assumptions and estimates, we may be exposed to impairment charges in the future.

Tax Accruals

Our estimates of income taxes and the significant items giving rise to the deferred tax assets and liabilities are shown in the notes to our consolidated financial statements and reflect our assessment of actual future taxes to be paid on items reflected in the financial statements, giving consideration to both timing and probability of these estimates. Actual income taxes could vary from these estimates due to future changes in income tax law or results from the final review of our tax returns by Federal, state or foreign tax authorities.

We use our judgment to determine whether it is more likely than not that we will sustain positions that we have taken on tax returns and, if so, the amount of benefit to initially recognize within our financial statements.  We regularly review our uncertain tax positions and adjust our unrecognized tax benefits (UTBs) in light of changes in facts and circumstances, such as changes in tax law, interactions with taxing authorities and developments in case law.  These adjustments to our UTBs may affect our income tax expense.  Settlement of uncertain tax positions may require use of our cash.

Litigation Accruals

We are currently involved in certain legal proceedings.  Based on current assumptions, we have accrued an estimate of the probable costs for the resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated.  Future results of operations could be materially affected by changes in these assumptions or the effectiveness of our strategies related to these proceedings.

Management’s estimates used have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies.

Asset Retirement Obligations

ASC 410-20 requires us to estimate our obligation upon the termination or nonrenewal of a lease, to dismantle and remove our billboard structures from the leased land and to reclaim the site to its original condition.

Due to the high rate of lease renewals over a long period of time, our calculation assumes all related assets will be removed at some period over the next 50 years.  An estimate of third-party cost information is used with respect to the dismantling of the structures and the reclamation of the site.  The interest rate used to calculate the present value of such costs over the retirement period is based on an estimated risk-adjusted credit rate for the same period.  If our assumption of the risk-adjusted credit rate used to discount current year additions to the asset retirement obligation decreased approximately 1%, our liability as of December 31, 2011 would not be materially impacted.  Similarly, if our assumption of the risk-adjusted credit rate increased approximately 1%, our liability would not be materially impacted.

Share-Based Compensation

Under the fair value recognition provisions of ASC 718-10, share-based compensation cost is measured at the grant date based on the fair value of the award.  Determining the fair value of share-based awards at the grant date requires assumptions and judgments about expected volatility and forfeiture rates, among other factors.  If actual results differ significantly from these estimates, our results of operations could be materially impacted.

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